EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc.(the Company) on Form S-4 of our report dated July 16, 2018, on our audit of the financial statements of AYRO, Inc. (formerly Austin EV, Inc.) as of and for the year ended December 31, 2017, which is included in the Form S-4 filed February 14, 2020. We also consent to the references to our firm under the heading “experts” in the prospectus, which is part of the registration statement.

/s/ EKS&H, LLLP
EKSH&H, LLLP
Denver, CO
February 14, 2020